Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2020

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 29, 2020 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2020 results: The Company’s revenues in the second quarter 2020 were $37.5 million, compared to $39.0 million in the second quarter 2019, a decrease of $1.4 million, or 3.6%. For the first six months 2020, revenues were $76.0 million, compared to $76.8 million in the first six months 2019, a decrease of $0.8 million, or 1.0%. The decreases in revenues in the second quarter and first six months 2020, compared to the comparable 2019 periods, resulted primarily from reduced sales volumes of the Company’s lime and limestone products due to decreased demand, principally from the Company’s oil and gas services, steel, and environmental customers, partially offset by increased demand from the Company’s construction customers, which had been negatively impacted by increased rainfall in Texas in the second quarter 2019, and an increase in the average selling prices for the Company’s lime and limestone products in the 2020 periods compared to the comparable 2019 periods.

The Company’s gross profit was $10.4 million in the second quarter 2020, compared to $9.7 million in the second quarter 2019, an increase of $0.6 million, or 6.5%. Gross profit in the first six months 2020 was $20.2 million, an increase of $1.8 million, or 9.8%, from $18.4 million in the first six months 2019. The increases in gross profit in the 2020 periods, compared to the comparable 2019 periods, resulted primarily from lower fuel costs, and increased operating efficiencies associated, in part, with the new kiln at the Company’s St. Clair facility, which began producing commercially saleable quicklime in the second quarter 2019, partially offset by the decreased revenues described above and increased costs incurred in the second quarter 2020 associated with responding to the COVID-19 pandemic.

Selling, general and administrative (“SG&A”) expenses were $2.9 million and $6.1 million in the second quarter and first six months 2020, respectively, compared to $2.6 million and $5.3 million in the second quarter and first six months 2019, respectively, resulting in increases of $0.2 million, or 9.2%, and $0.8 million, or 14.8%, respectively. The increases in SG&A expenses resulted primarily from increased personnel expenses, including stock-based compensation, increased legal expenses, including acquisition-related legal fees, and increased second quarter 2020 COVID-19 pandemic costs.

The Company’s revenues in the second quarter and first six months 2020 included $185 thousand and $411 thousand, respectively, from natural gas interests, compared to $373 thousand and $707 thousand in the second quarter and first six months 2019, respectively. The Company’s gross profit in the second quarter and first six months 2020 included a loss of $150 thousand and $312 thousand from natural gas interests, respectively, compared to income of $37 thousand and $44 thousand in the second quarter and first six months 2019, respectively. In the fourth quarter 2019, the Company assessed the recent trends of revenue, gross profit or loss, and total assets of its natural gas interests and determined that those interests no longer represented a reportable segment.

The Company reported net income of $6.1 million ($1.08 per share diluted) and $11.6 million ($2.07 per share diluted) in the second quarter and first six months 2020, respectively, compared to $6.0 million ($1.07 per share diluted) and $11.2 million ($1.99 per share diluted) in the second quarter and first six months 2019, respectively, increases of $0.1 million, or 1.1%, and $0.5 million, or 4.3%, respectively.

On July 1, 2020, the Company acquired 100% of the equity interest of Carthage Crushed Limestone, a limestone mining and production company located in Carthage, Missouri, for $9 million cash, subject to adjustment.

Federal, state, and local governmental responses to the COVID-19 pandemic, which include restrictions requiring social distancing and restrictions on business activities and movement of people in the markets for the Company’s lime and limestone products, began to take effect the last two weeks of March 2020. While many of these restrictions began to be lifted in the second quarter 2020, the easing of restrictions has subsequently been halted or reversed in much of the Company’s geographic footprint. The pandemic and related restrictions on business activities have resulted in a general economic slowdown, which has disproportionately impacted certain industries that purchase the Company’s products, including environmental, oil and gas drilling, and steel. The Company expects a continued slowdown in economic activity as restrictions continue, or even expand, which it anticipates will have an adverse impact on the demand for its lime and limestone products. In addition, a continued economic slowdown may put downward pressure on the prices the Company is able to realize for its products.

“We are pleased with our second quarter 2020 results, especially in light of the challenges presented by the COVID-19 pandemic. We will continue to focus on cost-cutting initiatives and ways to further increase operating efficiencies to mitigate some of the decreases in demand resulting from the pandemic. Also, we are pleased to announce the acquisition of Carthage Crushed Limestone and believe that this acquisition complements our existing geographic footprint,” said Timothy W. Byrne, President and Chief Executive Officer.

“As we focus on our business during these unprecedented times caused by the COVID-19 pandemic, we remain fully committed to the safety of our employees and individuals at our facilities that deliver lime and limestone products to the essential businesses and communities we serve. In addition to our standard health and safety protocols, we are continuing the use of enhanced protocols at all of our locations, including reduced access to facilities, screening of individuals on all sites, and the enforcement of social distancing and other practices that are consistent with, or exceed, the guidelines of the Center for Disease Control and state and local authorities,” added Mr. Byrne.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. This dividend is payable on September 18, 2020 to shareholders of record at the close of business on August 28, 2020.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle manufacturers and agriculture (including poultry and cattle feed producers) industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, ART Quarry TRS LLC (DBA Carthage Crushed Limestone) and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
INCOME STATEMENTS

Revenues	$37,547	$38,954	$75,987	$76,753
Cost of sales	27,190	29,227	55,753	58,333
Gross profit	$10,357	$9,727	$20,234	$18,420

Selling, general and administrative expenses	$2,881	$2,639	$6,100	$5,312
Operating profit	$7,476	$7,088	$14,134	$13,108
Interest expense	62	60	124	122
Interest and other income, net	(104)	(490)	(351)	(982)
Income tax expense	1,417	1,485	2,716	2,807
Net income	$6,101	$6,033	$11,645	$11,161

Income per share of common stock:
Basic	$1.08	$1.07	$2.07	$1.99
Diluted	$1.08	$1.07	$2.07	$1.99
Weighted-average shares outstanding:
Basic	5,629	5,614	5,627	5,612
Diluted	5,637	5,624	5,636	5,619
Cash dividends per share of common stock	$0.160	$0.135	$0.320	$0.270

			June 30,	December 31,
			2020	2019
BALANCE SHEETS
Assets:
Current assets			$105,692	$92,735
Property, plant and equipment, net			150,660	150,687
Other non-current assets			2,918	3,615
Total assets			$259,270	$247,037
Liabilities and Stockholders’ Equity:
Current liabilities			$9,224	$9,459
Deferred tax liabilities, net			19,692	17,218
Other long-term liabilities			2,735	3,228
Stockholders’ equity			227,619	217,132
Total liabilities and stockholders’ equity			$259,270	$247,037

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